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Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	State of Incorporation/Formation
Badger Transport, Inc.	Wisconsin
Brad Foote Gear Works, Inc.	Illinois
Energy Maintenance Service, LLC	Delaware
Tower Tech Systems Inc.	Wisconsin

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  Exhibit 21.1
Subsidiaries of the Registrant